Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT AND WAIVER AND RELEASE OF ALL CLAIMS (hereinafter referred to as “Agreement”) is made this 25th day of July, 2013, by and between Paul Reynolds, including heirs, agents, and assigns (hereinafter collectively referred to as “Executive”), and Fifth Third Bancorp, Fifth Third Bank, including either of their current and former affiliated or related corporate entities, trustees, agents, assigns, successors, owners, board members, officers, directors, employees, employee benefit plans and agents, attorneys, insurers, and reinsurers (hereinafter collectively referred to as “the Company”).

WHEREAS, the parties desire to resolve all issues related in any way to Executive’s employment with the Company and separation from the Company;

WHEREAS, Executive resigns his offices of Executive Vice President, Secretary, and Chief Risk Officer at the Company as of July 26, 2013;

WHEREAS, the material terms of this Agreement have been approved by the Compensation Committee of the Company’s Board; and

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. In exchange for the promises and releases of Executive set forth in this Agreement, the Company agrees to pay Executive $1,683,000 (one million six hundred eighty-three thousand dollars) in a lump sum, less applicable deductions and for which a form W-2 shall be issued. Executive acknowledges that the payments and promises contained in this Agreement are in exchange for Executive’s release, and are not otherwise owed to Executive under any policy, obligation or benefit plan of the Company. Executive acknowledges that these payments fully satisfy all claims Executive might have against the Company, and Executive waives all right to interest under Ohio Rev. Code § 1343.03(A). Because the Company has determined that Executive is a “specified employee,” as defined under Section 409A of the Internal Revenue Code of 1986 (the “Code”) and is considered to be owed to the Executive due to his separation from service, the Company shall make payment to Executive under this Agreement on the first business day after the six month period following Executive’s separation from service (the projected payment date is January 27, 2014), provided Executive signed this Agreement and the releases contained herein have not been revoked, as specifically provided under this Agreement. By signing this Agreement, Executive affirms and warrants that Executive has been paid and has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, reimbursements, and benefits to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, vacation pay, paid time off, bonuses, commissions, reimbursements, or benefits are due to Executive. In addition, Executive affirms and warrants that Executive has no workplace injuries or occupational diseases.

2. The Company further agrees that Executive will qualify as a retiree based upon age and years of service as of July 26, 2013 for purposes of all long term incentive grants under the applicable Company incentive compensation plans provided to Executive while an employee and for purposes of the Company’s retiree health benefits. Executive agrees that all other terms and conditions as provided by these long term incentive grants and the retiree health benefits plan remain in effect for each respective grant, except as specifically modified by this Agreement.

3. If the Company determines that any of the payments or benefits provided for under this Agreement are subject to recoupment pursuant to applicable law or regulation, the Company shall, promptly after making such a determination, send Executive a notice or recovery which shall specify the amount to be repaid to the Company and the terms for prompt repayment.

In the event that the Company determines that any of the payments or benefits provided for under this Agreement are subject to recoupment pursuant to applicable law or regulation for reasons other Executive’s misconduct or acts committed outside the scope of Executive’s employment, then this Agreement (including Executive’s release of claims) shall, at the option of Executive, be void, provided that Executive first returns any requested recoupment payments to the Company.

4. Executive further agrees to respond in good faith to periodic, but limited, inquiries from the Company through December 31, 2013 to assist the Company in its transition, provided such inquiries are of a factual nature and do not require Executive to provide legal advice, guidance, or opinions, or would otherwise involve or constitute legal representation of the Company by Executive.

5. Executive fully and completely releases the Company from any and all claims, liabilities, promises, agreements, lawsuits (including but not limited to claims for attorneys’ fees, costs, back pay, front pay, compensatory damages, and punitive damages). Executive’s release includes but is not limited to claims of discrimination and harassment based upon race, national origin, ancestry, disability, religion, marital status, sexual orientation, gender identity, veteran’s status, sex, and age. Executive’s release includes claims of retaliation and all claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Rehabilitation Act of 1973, 29 U.S.C. §§ 701 et seq., the Reconstruction Era Civil Rights Acts, as amended, 42 U.S.C. §§ 1981 et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq., the Age Discrimination in Employment Act (ADEA), 29 U.S.C. §§ 621 et seq., the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et. seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2100 et seq., the Employee Polygraph Protection Act (EPPA), 29 U.S.C. §§ 2001, et seq., the Immigration Control and Reform Act, 8 U.S.C. § 1324b, the Fair Credit Reporting

Act (FCRA), 15 U.S.C. §§1681, et seq., the Genetic Information Non-Discrimination Act (“GINA”), 42 U.S.C. §§ 2000ff et. seq., the Ohio Civil Rights Act, § 4112, et seq., the Ohio Workers Compensation Anti-Retaliation Act, § 4123.90, any statute in Ohio, that is related to any of the statutes listed in this paragraph, and any other federal, state, city, or local statute or ordinance that can be released. This full and complete release shall also include claims for compensatory, punitive, liquidated or equitable damages and claims for all common law torts, breach of contract, promissory estoppel, wrongful termination, violations of public policy, constructive discharge, and any other claims, which have been, could be or could have been asserted by Executive or on Executive’s behalf in any forum arising out of or connected with Executive’s employment with the Company, and from all liability whatsoever, whether now known or unknown. Executive releases all claims for events or omissions occurring prior to the date of this Agreement, except that nothing in this Agreement shall be construed to prevent Executive from filing or participating in a charge of discrimination filed with the EEOC or similar state or local administrative agencies. However, by signing this Agreement, Executive waives the right to recover any monetary damages or attorneys’ fees from the Company in any claim or lawsuit brought by or through the EEOC or any other similar state or local agencies or anyone else representing or purportedly representing Executive’s interests against the Company.

6. Executive additionally agrees to fully and completely release the Company from all claims under the Employee Retirement Income Security Act (ERISA), 29 U.S.C. §§ 1001 et seq., the Ohio Whistleblower’s Act, § 4113.52, et seq., and the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, et. seq. to the maximum extent permitted by law and further releases all rights to lead or join a class or collective action against the Company. If any portion of this paragraph is held by a Court to be unenforceable, then the remainder of this Agreement shall remain in full force and effect.

7. Executive acknowledges that certain claims for alleged discrimination that Executive might otherwise have desired to assert against the Company may depend in part on the identity or characteristics of the person, if any, selected by the Company to replace Executive, and although the identity of any such person may not yet be known, Executive intends by this Agreement to release the Company from and waive all such claims.

8. It is understood and agreed that by entering into this Agreement, the Company does not admit any violation of law, and that the Company has entered into this Agreement solely in the interest of resolving finally all claims and issues relating to Executive’s employment and separation of employment with the Company.

9. Executive agrees to hold in strictest confidence and not disclose to anyone other than Executive’s spouse, attorneys and tax advisers (after advising them to maintain confidentiality), the arrangements or agreements herein or any discussions leading to such arrangements or agreements. In light of this confidentiality obligation, Executive shall not use as a witness to this Agreement anyone who is or has been employed by the Company or who is related to a person who is or has been employed by the Company. In the event that Executive is subject to a subpoena, court order, or otherwise compelled to testify, appear, or provide information regarding the Company, if permitted by law, Executive will, within two business days after receipt, provide written notice to the Company to: Ms. Teresa Tanner, Fifth Third Bank, 38 Fountain Square Plaza, MD 109053, Cincinnati, OH 45236. The Company acknowledges that this Agreement will be filed with the Securities and Exchange Commission and will become available to the public.

10. If despite the full and complete release of claims contained in this Agreement, Executive still files a claim or claims in a lawsuit against the Company for acts or omissions occurring before the signing of this Agreement under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Reconstruction Era Civil Rights Acts, as amended, 42 U.S.C. §§ 1981 et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq., or under any state statute or under state common law — and this Agreement is enforced — then Executive agrees to pay the Company its reasonable attorneys’ fees and expenses in defending such a claim or claims brought by Executive.

11. Executive agrees to cooperate with the Company with respect to any legal issue regarding any matter of which Executive had knowledge during employment with the Company. This cooperation includes appearance at depositions, assistance in responding to discovery demands, preparation for trials, and appearance at trial, but does not include providing legal advice, guidance, or opinions or any action that would constitute legal representation of the Company by the Executive. If Executive is contacted by someone other than the Company concerning any legal issue involving the Company, if permitted by law, Executive shall immediately notify the Company of such contact. Such notification shall be made to: Ms. Teresa Tanner, Fifth Third Bank, 38 Fountain Square Plaza, MD 109053, Cincinnati, OH 45236. Nothing in this Agreement shall be construed as requiring the Executive to do anything other than be truthful in any testimony or communication in connection with any legal issue or any other matters involving or regarding the Company.

12. Executive affirms and warrants that Executive has returned to the Company all property of the Company in satisfactory condition (as well as any and all property leased to or owned by the Company), including but not limited to, all keys, credit or access cards, equipment, documents, copies of documents, materials, reports, drafts of reports, studies, computer disks, customer contact information, blackberries, phones, PDA’s, laptops, computers, and all information stored in any electronic form. Executive understands and acknowledges that Executive will not be entitled to receive any of the benefits under this Agreement unless all property of the Company is returned to the Company in satisfactory condition on or before the execution of this Agreement. Executive further agrees that once electronic information is returned to the Company, Executive will promptly delete and permanently destroy any electronic information of the Company remaining on the Executive’s computers or other electronic equipment. Finally, Executive will be permitted to retain his cell phone, telephone number, and contact information contained on that cell phone, provided that Executive provides the cell phone to the Company so that the Company can erase all business-related information contained on the cell phone.

13. Executive’s and the Company’s Confidential Information and Non-Solicitation Agreement shall remain in place, except as follows: (i) Section II(a) shall not prevent Executive from the practice of law, provided that Executive abides by the remainder of the Confidential Information and Non-Solicitation Agreement; and (ii) Section II(a) shall not prevent Executive from working for any other bank or financial institution, provided that Executive abides by the remainder of the Confidential Information and Non-Solicitation Agreement and provided that Executive does not consult with, become employed by, or render services to PNC, US Bank, KeyBank, or Huntington Bank. Executive and the Company agree that the restrictions contained in Section II of the Confidential Information and Non-Solicitation Agreement shall expire on July 26, 2014. Furthermore, if there is any conflict between the Confidential Information and Non-Solicitation Agreement and this Agreement, this Agreement shall prevail. Provided that Executive’s activities are in compliance with this paragraph, Executive and the Company agree that Executive’s work in the financial services industry will not be deemed to violate the Award Agreements provided under the corresponding Company incentive compensation plan and listed on attached Exhibit 1 and shall not affect the Executive’s status as a retiree for purposes of (i) the Long Term Incentives granted to Executive, and as discussed in paragraph 2.1(ii) of the

Company’s 2011 Incentive Compensation Plan; and (ii) Executive’s rights to participate in the Company’s Retiree Medical Plan.

14. Executive agrees that this Agreement is the sole agreement between the parties, and all other agreements or negotiations leading up to this Agreement shall not be considered enforceable for any reason, except for the following agreements which shall remain in place and as specifically modified by this Agreement: (i) the Confidential Information and Non-Solicitation Agreement (as discussed above); and (ii) the Award Agreements provided under the corresponding Company incentive compensation plan and listed on attached Exhibit 1. The provisions of the Award Agreements that survive Executive’s employment with the Company shall continue to be in full force and be binding. Moreover, this Agreement does not alter Executive’s right to indemnification by the Company, including any rights under Directors’ and Officers’ insurance coverage for acts committed within the scope of employment.

15. Executive further agrees that true and accurate photocopies of this Agreement shall be enforceable. Ohio law shall apply to any dispute involving or arising out of this Agreement that concern issues of state law. Any dispute between the Company and the Executive shall take place in the state or federal courts located in Hamilton County, Ohio.

16. Executive agrees that the Company’s failure to enforce any provision of this Agreement shall not be deemed a waiver.

17. Executive acknowledges that Executive has not relied upon any advice, representations or warranties whatsoever concerning Executive’s tax obligations, liabilities and/or consequences of the settlement provisions provided under this Agreement or any of the benefits or payments provided under this Agreement, except those provided by the Company’s Wealth Management & Private Banking Services. The Company acknowledges that Executive is a client of the Company’s Wealth Management & Private Banking Services, but Executive

acknowledges that he has had the opportunity to obtain third-party advice concerning Executive’s tax obligations, liabilities, and/or consequences surrounding this Agreement. Executive agrees that the Company is not liable for any tax advice discussed during the negotiations of this Agreement. This waiver does not include tax advice provided to the Executive as a client of the Company’s Wealth Management & Private Banking Services.

18. Executive is advised to consult with an attorney concerning this Agreement, and Executive has been given 21 days to consider this Agreement (although Executive is free to sign this Agreement before the 21 days has expired, if Executive chooses to do so). After signing this Agreement, Executive has 7 days to revoke this Agreement. If Executive decides to revoke this Agreement during this 7 day period, Executive must do so in writing and by certified mail to: Ms. Teresa Tanner, Fifth Third Bank, 38 Fountain Square Plaza, MD 109053, Cincinnati, OH 45236. If Executive revokes this Agreement during this 7 day period, the Company shall have no obligations to Executive under this Agreement, and this Agreement shall be null and void in all respects.

19. It is further agreed that neither this Agreement nor any part of this Agreement will be used (or admitted into evidence) in any legal proceeding, except: (i) to enforce this Agreement; (ii) for use in workers’ compensation or unemployment proceedings; or (iii) to establish Executive’s affirmations or warranties contained in this Agreement.

20. EXECUTIVE, BY SIGNING THIS AGREEMENT, UNDERSTANDS THAT EXECUTIVE HAS RELEASED ALL CLAIMS AGAINST THE COMPANY (AS DEFINED IN THIS AGREEMENT), INCLUDING BUT NOT LIMITED TO CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AND ALL CLAIMS TO REINSTATEMENT, DAMAGES, AND PAYMENT OF ATTORNEYS’ FEES. EXECUTIVE ACKNOWLEDGES THAT THE BENEFITS EXECUTIVE IS TO RECEIVE UNDER THIS

AGREEMENT ARE BENEFITS TO WHICH EXECUTIVE IS NOT OTHERWISE ENTITLED. EXECUTIVE ENTERS INTO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL AND TO REVIEW THIS DOCUMENT IN ITS ENTIRETY.

/s/ Paul Reynolds 7-25-2013		/s/ Marc D. Brandt 7-25-13
Paul Reynolds Date		Witness	Date

Fifth Third Bancorp

By	/s/Teresa J. Tanner 07/25/2013	/s/ Marc D. Brandt 7-25-13
Date		Witness	Date

Its	Chief Human Resources Officer

EXHIBIT 1

Type	Grant Date	Grant ID	Quantity
Restricted Stock Awards	4/19/2011	2011RSAEXE	6,237
Restricted Stock Awards	2/21/2012	MSPPMATCH	3,005
Restricted Stock Awards	4/17/2012	2012RSAEXE	11,604
Restricted Stock Awards	2/19/2013	MSPPMATCH	8,224
Restricted Stock Awards	4/16/2013	2013CAT1RS	26,006
Performance Shares	4/19/2011	2011PSA	17,832
Performance Shares	4/17/2012	2012PSA	18,012
Performance Shares	4/16/2013	2013PSA	19,517
Stock Appreciation Rights	4/19/2004	2004SAR	45,000
Stock Appreciation Rights	4/8/2005	2004SAR	46,154
Stock Appreciation Rights	1/23/2006	2004SAR	30,000
Stock Appreciation Rights	4/7/2006	2004SAR	35,550
Stock Appreciation Rights	4/9/2007	2007SAR	33,333
Stock Appreciation Rights	4/15/2008	2008SAREXE	46,154
Stock Appreciation Rights	4/21/2009	2009SAREXE	80,000
Stock Appreciation Rights	4/19/2011	2011SAREXE	95,238
Stock Appreciation Rights	4/17/2012	2012SAREXE	118,203
Stock Appreciation Rights	4/16/2013	2013CAT1SR	69,079